EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
BankAtlantic Bancorp, Inc.:
We consent to the use of our report dated February 3, 2003, with respect to the consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows of BankAtlantic Bancorp, Inc. and subsidiaries for the year ended December 31, 2002, incorporated herein by reference. Our report refers to a change in method of accounting for goodwill and intangible assets in 2002.
/s/ KPMG LLP
Fort Lauderdale, Florida
August 9, 2005